EXHIBIT 99.1

RENASANT CORPORATION

PLAN OF ASSUMPTION

CAPITAL BANCORP, INC. 2001 STOCK OPTION PLAN

THIS PLAN OF ASSUMPTION (the “Plan”) was adopted by the Board of Directors of Renasant Corporation (the “Company”) pursuant to Section 2.8 of the Agreement and Plan of Merger by and among the Company, Renasant Bank, Capital Bancorp, Inc. (“Capital”) and Capital Bank & Trust Company dated February 5, 2007, as amended (the “Merger Agreement”), under which the Company agreed to assume the obligations of Capital with respect to certain options issued and outstanding under the Capital Bancorp, Inc. 2001 Stock Option Plan, which plan was first adopted and effective as of March 5, 2001 (the “Predecessor Plan”).

1.	Effectiveness:

This Plan and the actions contemplated hereby shall be effective as of the Effective Time (as defined in the Merger Agreement). If the mergers contemplated by the Merger Agreement are not consummated pursuant thereto, this Plan shall be of no force or effect.

2.	Administration:

This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall possess the power and authority granted under Article 6 of the Predecessor Plan, subject to the limitations set forth herein. Without the requirement of additional action, the Committee shall be deemed to have delegated the following administrative duties to the appropriate officers or employees of the Company:

a.	The preparation and issuance of documents evidencing the Assumed Options (as defined below); and

b.	The authority to receive notice of exercise of an Assumed Option, to issue shares of Common Stock (as defined below) with respect thereto, and to withhold such taxes as may be necessary or appropriate in connection therewith.

The Committee may, from time to time, delegate to the appropriate officers of the Company and its affiliates such additional administrative duties as it may deem necessary or appropriate, such delegation to be made orally or in writing.

3.	Shares Reserved For Issuance:

3.1 Number and Type of Shares. Subject to adjustment as provided in Section 3.2 hereof, the maximum number of shares of the Company’s $5.00 par value voting common stock (the “Common Stock”) that may be issued in connection with the exercise of the Assumed Options shall not exceed 260,000 shares. Common Stock issued hereunder may be authorized and unissued shares, issued shares held as treasury shares or shares acquired on the open market or through private purchase.

3.2 Adjustment. In the event of any merger, consolidation or reorganization of the Company, there shall be substituted for each share of Common Stock then subject to this Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction.

In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such substitution or adjustment, the exercise price of any Assumed Option and the shares of Common Stock issuable pursuant to any Assumed Option shall be adjusted to the extent necessary to prevent the dilution or enlargement of any Assumed Option.

4.	Assumed Option Grants:

4.1 Number. Options granted under this Plan shall be those outstanding as of June 30, 2007, under the terms of the Predecessor Plan, all of which are intended to be incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Assumed Options”), as more fully described on Exhibit A hereto.

Subject to adjustment as provided in Section 3.2 hereof, no additional options shall be granted under the Predecessor Plan or this Plan.

4.2 Terms. Except as expressly provided herein, the terms and conditions applicable to the Assumed Options and the exercise thereof shall be those set forth under the terms of the Predecessor Plan, including the terms of any individual agreement evidencing a specific grant made thereunder. In addition to such other modifications set forth herein:

a.	The shares subject to the Assumed Options shall be Common Stock;

b.	The exercise price and the number of shares subject to each of the Assumed Options shall be adjusted as set forth in Section 2.8 of the Merger Agreement, subject to any adjustment necessary under Treas. Reg. §1.424-1(a)(5)(iii), and except that the number of shares of Common Stock to be issued upon the exercise of an Assumed Option shall be rounded down to the nearest whole integer and cash shall be issued in lieu of a fractional share; and

c.

With the exception of the Assumed Options set forth on Exhibit B hereto (the “Excluded Options”), all Assumed Options shall be deemed fully vested and immediately exercisable as provided under Section 5 of the form of individual agreement evidencing the grants made under the Predecessor Plan on account of the occurrence of a “change in control” as defined therein (or substantially equivalent provision). The Excluded Options shall vest and be exercisable in

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accordance with the terms set forth in the individual agreements related thereto, as modified by the terms of those certain Supplemental Agreements entered into in accordance with Section 6.1(k) of the Merger Agreement, providing, among other things, that the merger of Capital with and into the Company shall not be deemed to constitute a “change in control” under such agreements.

5.	General Provisions:

5.1 Amendment and Termination. The Committee shall possess the authority to amend the terms of this Plan and the Assumed Options hereunder; provided, however, that (a) no such amendment shall materially impair any Assumed Option without the prior written consent of each affected individual, and (b) any such amendment shall be approved by the Company’s shareholders if such approval is required under applicable Federal or state law or the rules of any exchange or listing organization on which Common Stock is quoted or exchanged.

This Plan, including the Predecessor Plan, shall be deemed terminated when all of the Assumed Options have been exercised in accordance with their terms, expired or otherwise cancelled or forfeited.

5.2 Withholding. The Company shall have the right to collect as a condition of the issuance of Common Stock hereunder any taxes required by law to be withheld.

5.3 Additional Legal Requirements; Legends. The obligation of the Company to deliver Common Stock hereunder shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee. Certificates for shares of Common Stock issued hereunder may be legended as the Committee shall deem appropriate.

5.4 Fractional Shares. No fractional share of Common Stock shall be issued or delivered pursuant to the Plan or any Assumed Option hereunder.

5.5 Governing Law. The validity, construction and effect of this Plan and any Assumed Option hereunder shall be determined in accordance with the laws of the State of Mississippi.

5.6 Construction. The Plan is intended to constitute the assumption of the Predecessor Plan in accordance with the terms of the Merger Agreement and, except as expressly provided herein, is not intended to enlarge or otherwise modify the rights of any person under the Predecessor Plan, including any form or ancillary document related thereto. Further, this Plan and the Assumed Options hereunder are not intended to provide for a deferral of compensation within the meaning of Code Section 409A and the regulations or other guidance promulgated thereunder. This Plan and any action taken by the Committee or any person in connection with the Plan shall be interpreted and construed in a manner consistent with the provisions of this Section 5.6.

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THIS PLAN was approved by the Board of Directors of Renasant Corporation on June 5, 2007.

Renasant Corporation

/s/ Stuart R. Johnson
Stuart R. Johnson
Executive Vice President and Chief Financial Officer

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EXHIBIT A

PLAN OF ASSUMPTION

CAPITAL BANCORP, INC. 2001 STOCK OPTION PLAN

NAME	TYPE OF OPTION	GRANT DATE	NUMBER OF CAPITAL OPTIONS	OPTION PRICE PER SHARE	NUMBER OF COMPANY OPTIONS(1)(2)	COMPANY PRICE PER SHARE(1)
Samuel E. Allen	ISO	4/14/04	1,600	$12.375	2,025.44	$9.78
Samuel E. Allen	ISO	4/18/05	1,400	$19.00	1,772.26	$15.01
George R. Archer	ISO	7/18/06	2,000	$19.75	2,531.8	$15.61
Henri Etta Burton	ISO	9/27/04	750	$19.50	949.425	$15.41
Henri Etta Burton	ISO	4/18/05	250	$19.00	316.475	$15.01
Kevin D. Busbey	ISO	8/4/04	2,000	$15.25	2,531.8	$12.05
Kevin D. Busbey	ISO	10/31/06	1,125	$22.75	1,424.138	$17.98
Joseph Carson	ISO	1/18/05	3,000	$21.25	3,797.7	$16.79
LuAllen Foutch	ISO	8/22/06	2,000	$20.75	2,531.8	$16.40
Jim Gardner	ISO	4/1/05	2,500	$20.00	3,164.75	$15.80
John W. Gregory, Jr.	ISO	3/15/02	16,334	$6.375	20,677.211	$5.04
John W. Gregory, Jr.	ISO	2/3/04	10,000	$11.325	12,659	$8.95
John W. Gregory, Jr.	ISO	2/3/04	10,000	$11.325	12,659	$8.95
John W. Gregory, Jr.	ISO	4/18/04	1,500	$12.875	1,898.85	$10.18
John W. Gregory, Jr.	ISO	5/31/06	6,500	$19.25	8,228.35	$15.21
Bruce Hammond	ISO	4/28/06	2,000	$19.50	2,531.8	$15.41
Clay Hart	ISO	9/27/04	750	$19.50	949.425	$15.41
Clay Hart	ISO	10/12/05	500	$19.55	632.95	$15.45
R. Rick Hart	ISO	2/3/04	10,000	$11.325	12,659	$8.95
R. Rick Hart	ISO	2/3/04	10,000	$11.325	12,659	$8.95
R. Rick Hart	ISO	5/31/06	11,000	$19.25	13,924.9	$15.21
Gary Hollandsworth	ISO	4/18/05	2,500	$19.00	3,164.75	$15.01
Gary Hollandsworth	ISO	12/1/03	5,000	$9.95	6,329.5	$7.87
Gary Hollandsworth	ISO	7/23/04	5,000	$14.75	6,329.5	$11.66

Exhibit A – Page 1

NAME	TYPE OF OPTION	GRANT DATE	NUMBER OF CAPITAL OPTIONS	OPTION PRICE PER SHARE	NUMBER OF COMPANY OPTIONS(1)(2)	COMPANY PRICE PER SHARE(1)
Gary Hollandsworth	ISO	3/27/06	3,000	$18.20	3,797.7	$14.38
Stratton Huggins	ISO	4/18/05	170	$19.00	215.203	$15.01
Jeffrey A. Irwin	ISO	3/15/02	10,000	$6.375	12,659	$5.04
Jeffrey A. Irwin	ISO	3/15/02	1,000	$6.375	1,265.9	$5.04
Jeffrey A. Irwin	ISO	6/30/03	1,000	$10.50	1,265.9	$8.30
Jeffrey A. Irwin	ISO	3/15/06	500	$19.00	632.95	$15.01
Jean Johnson	ISO	6/10/04	2,000	$14.50	2,531.8	$11.46
Jean Johnson	ISO	1/20/05	3,000	$20.50	3,797.7	$16.20
Jean Johnson	ISO	6/1/06	750	$19.25	949.425	$15.21
Ralph Johnson, Jr.	ISO	12/13/05	667	$19.10	844.355	$15.09
Sally P. Kimble	ISO	5/31/06	4,500	$19.25	5,696.55	$15.21
Diane LeBlanc	ISO	12/31/03	1,000	$10.125	1,265.9	$8.00
Diane LeBlanc	ISO	9/27/04	1,250	$19.50	1,582.375	$15.41
Diane LeBlanc	ISO	4/18/05	750	$19.00	949.425	$15.01
Jason McClimans	ISO	9/15/02	1,000	$7.65	1,265.9	$6.05
Jason McClimans	ISO	4/14/04	3,000	$12.375	3,797.7	$9.78
Jason McClimans	ISO	9/6/05	1,500	$19.10	1,898.85	$15.09
Jason McClimans	ISO	3/27/06	2,500	$18.20	3,164.75	$14.38
Robert Neill Milam	ISO	1/19/04	1,000	$10.625	1,265.9	$8.40
Robert Neill Milam	ISO	4/14/04	1,500	$12.375	1,898.85	$9.78
Elizabeth Nohsey	ISO	4/18/05	500	$19.00	632.95	$15.01
Daniel Ramer	ISO	4/18/05	500	$19.00	632.95	$15.01
Daniel Ramer	ISO	10/12/05	166	$19.55	210.139	$15.45
Edward Spurlock, III	ISO	10/1/02	3,000	$8.00	3,797.7	$6.32
Edward Spurlock, III	ISO	4/14/04	3,000	$12.375	3,797.7	$9.78
Edward Spurlock, III	ISO	1/20/05	3,000	$20.50	3,797.7	$16.20
Milton Wickles	ISO	2/10/05	670	$21.30	848.153	$16.83
Milton Wickles	ISO	4/18/05	830	$19.00	1,050.697	$15.01

Exhibit A – Page 2

NAME	TYPE OF OPTION	GRANT DATE	NUMBER OF CAPITAL OPTIONS	OPTION PRICE PER SHARE	NUMBER OF COMPANY OPTIONS(1)(2)	COMPANY PRICE PER SHARE(1)
Daniel Wilson	ISO	3/15/06	500	$19.00	632.95	$15.01
Mary Bennie Wilson	ISO	1/18/05	5,000	$21.25	6,329.5	$16.79
Mary Bennie Wilson	ISO	4/28/06	2,000	$19.50	2,531.8	$15.41
Fred K. Wyatt, Jr.	ISO	3/15/02	4,000	$6.375	5,063.6	$5.04
Fred K. Wyatt, Jr.	ISO	7/23/04	3,000	$14.75	3,797.7	$11.66
Fred K. Wyatt, Jr.	ISO	4/10/07	750	$32.90	949.425	$25.99
Fred K. Wyatt, Jr.	ISO	4/18/05	3,000	$19.00	3,797.7	$15.01

(1)

Exchange ratio of 1.2659 shares of Common Stock for each share of Capital stock, rounded after three decimal places, with respect to the number of Company options, and up to the nearest cent, with respect to the Company price per share.

(2)	The number of Company options set forth in this column shall be adjusted to reflect any exercises, cancellations or forfeitures of Capital options subsequent to the date of this Plan.

Exhibit A – Page 3

EXHIBIT B

EXCLUDED OPTIONS

NAME	TYPE OF OPTION	GRANT DATE	NUMBER OF CAPITAL OPTIONS	OPTION PRICE PER SHARE	NUMBER OF COMPANY OPTIONS(1)(2)	COMPANY PRICE PER SHARE(1)
R. Rick Hart	ISO	5/31/06	9,350	$19.25	11,836.165	$15.21
John W. Gregory, Jr.	ISO	5/31/06	4,850	$19.25	6,139.615	$15.21

(1)

Exchange ratio of 1.2659 shares of Common Stock for each share of Capital stock, rounded after three decimal places, with respect to the number of Company options, and up to the nearest cent, with respect to the Company price per share.

(2)	The number of Company options set forth in this column shall be adjusted to reflect any exercises, cancellations or forfeitures of Capital options subsequent to the date of this Plan.

Exhibit B – Page 1